Exhibit 99.1
♦NEWS♦
FOR RELEASE: August 21, 2006
PetroHunter Energy Obtains New Trading Symbol: “PHUN”
Denver, Colo. — Aug. 21, 2006 — PetroHunter Energy Corporation (OTC BB: PHUN), whose shares are traded on the Over-the-Counter Bulletin Board (OTC BB), will be trading under the symbol “PHUN” beginning on Monday, August 21, 2006.
In May 2006, PetroHunter Energy Corporation, formerly known as Digital Ecosystems Corp., acquired more than 85% of the stock of GSL Energy Corporation, and the business of GSL became the business of PetroHunter Energy Corporation. Subsequent to May 2006, PetroHunter Energy acquired all the remaining outstanding shares of GSL Energy.
About PetroHunter Energy Corporation
PetroHunter Energy Corporation is a global oil and gas exploration and production company with primary assets consisting of an undivided 50% working interest in oil and gas leases and related assets, including approximately 26,300 net mineral acres in the Piceance Basin of Colorado, seven million net acres in the Northern Territory of Australia, as well as properties in Montana and Utah.
Contacts:
PetroHunter Energy Corporation
Corporate Headquarters
1875 Lawrence Street
Suite 1400
Denver, Colorado 80202

Telephone: 303-572-8900
Facsimilie: 303-572-8927

Kelly H. Nelson	Chairman and CEO
(801) 363-8303

Garry Lavold	President and COO
(303) 572-8900

Michael K. Lam	Corporate Development, North America
(416) 303-8810

Alexander Hubbard-Ford	Corporate Development, Europe
+44 (0) 20 7907 4761/0

Brad Long	Investor Relations
(360) 322-4013
(866) 795-3436

Investor Relations Contacts

United States	CTA Public Relations

Bevo Beaven	Senior Vice President/General Manager
(303) 665-4200

United Kingdom	4C Burvale

Carina Corbett, John Carrick Smith	+44 (0) 20 7907 4760 / 4761
Forward Looking Statements
Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which PetroHunter Energy Corporation, or any of its divisions and subsidiaries, has little or no control.
###